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                                                                    Exhibit 10.7


                                   ASSIGNMENT

         WHEREAS Dr. Joseph P. D'Angelo, is the owner of the entire right, title and interest in and to the following Canadian Patent:

     Patent No:                                Patent Date
     ----------                                -----------
     2,185,555                                 December 14, 1999

and the inventions therein described;

         AND WHEREAS, Americare Health Scan, Inc., doing business at 20 N.W. 181st Street, Miami, Florida 33169, is desirous of acquiring the entire interest in said invention, and in said Canadian Patent;

         NOW THEREFORE, be it known that for and in consideration of a contract between Dr. Joseph P. D'Angelo and Americare Health Scan, Inc., and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged; Dr. Joseph P. D'Angelo has sold, assigned and transferred, and by these presence does sell, assign and transfer unto Americare Health Scan, Inc., its legal representatives, successors and assigns, the full and exclusive rights to said invention as fully set forth and described in the above-mentioned patent of Canada, and any and all reissues of said patent, the same to be held and enjoyed by Americare Health Scan, Inc., its legal representatives, successors and assigns, to the full end of the term for which said patent has been granted or may be reissued or extended, as fully and entirely the same would have been held by Dr. Joseph P. D'Angelo had this assignment and sale not been made. If Americare Health Scan, Inc. shall become insolvent, or if bankruptcy proceedings shall be begun by or against Americare Health Scan, Inc., ownership of the above-referenced patent shall revert to the inventor, Joseph P. D'Angelo, D.D.S.

         IN TESTIMONY WHEREOF, we have hereunto set our hands and seals this 28th day of September, 2001.




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         Joseph P. D'Angelo